Exhibit 99.1

Net 1 UEPS Technologies, Inc. Reports Fourth Quarter and Full Year 2015 Results

•	Q4 2015 Revenue and FEPS of $164 million and $0.58, a constant currency increase after adjusting for the SASSA recovery in 2014, of 22% and 30%, respectively;
•	Strategic investments in Hong Kong and Nigeria-based businesses and ZAZOO partnerships with Funifi and BitX; and
•	Cash and equivalents of $117.6 million as of June 30, 2015, and operating cash flow of $31.8 million in Q4 2015.

JOHANNESBURG, August 20, 2015 – Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today released results for the fourth quarter and full-year fiscal 2015.

Summary Financial Metrics

	Three months ended June 30,
			% change		% change
	2015	2014	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	164,286	182,753	(10%	)	4%
Revenue excluding SASSA recovery(1)(2)	164,286	156,118	5%		22%
GAAP net income	23,914	28,584	(16%	)	(3%	)
Fundamental net income(1)	27,233	44,362	(39%	)	(29%	)
Fundamental net income excluding SASSA recovery(1)	27,233	25,185	8%		24%
GAAP earnings per share ($)	0.51	0.59	(13%	)	1%
Fundamental earnings per share ($)(1)	0.58	0.91	(36%	)	(26%	)
Fundamental earnings per share excluding SASSA recovery(1)	0.58	0.52	12%		30%
Fully-diluted shares outstanding (‘000’s)	46,944	48,855	(4%	)	(4%	)
Average period USD/ ZAR exchange rate	12.04	10.42	16%

		Year ended June 30,
			% change	% change
	2015	2014	in USD	in ZAR
(All figures in USD ‘000s except per share data)
Revenue	625,979	581,656	8%	18%
Revenue excluding SASSA recovery(1)(2)	625,979	555,021	13%	24%
GAAP net income	94,735	70,111	35%	49%
Fundamental net income(1)	108,205	101,343	7%	17%
Fundamental net income excluding SASSA recovery(1)	108,205	82,166	32%	45%
GAAP earnings per share ($)	2.03	1.51	34%	48%
Fundamental earnings per share ($)(1)	2.32	2.18	6%	17%
Fundamental earnings per share excluding SASSA recovery(1)	2.32	1.77	31%	44%
Fully-diluted shares outstanding (‘000’s)	46,913	46,603	1%	1%
Average period USD/ ZAR exchange rate	11.43	10.40	10%

(1) Revenue excluding SASSA recovery, Fundamental net income, Fundamental net income excluding SASSA recovery, Fundamental earnings per share and Fundamental earnings per share excluding SASSA recovery are non-GAAP measures and are described below under “Use of Non-GAAP Measures—Fundamental net income and fundamental earnings per share.” See Attachment B for a reconciliation of GAAP net income to fundamental net income and earnings per share.

(2) Revenue excluding SASSA recovery is Revenue earned during 2014 less approximately $26.6 million received from SASSA related to the recovery of additional implementation costs incurred during the beneficiary re-registration process in fiscal 2012 and 2013

Factors impacting comparability of our Q4 2015 and Q4 2014 results

•	Unfavorable impact from the strengthening of the US dollar against the ZAR: The US dollar appreciated by 16% against the ZAR during Q4 2015, which negatively impacted our reported results;
•	Higher revenue resulting from an increase in low-margin prepaid airtime and electricity sales: Our revenue has increased as a result of the growth of our prepaid electricity and prepaid airtime offering during Q4 2015, with prepaid airtime having lower margins compared with our other South African businesses;
•	Increased contribution by KSNET: Our results were positively impacted by growth in our South Korean operations;

•	Growth in financial services: The expansion of our financial services offering resulted in higher year-over-year revenue and operating income from UEPS-based lending during Q4 2015;
•	Ad hoc hardware sales in fiscal 2015: We sold more terminals and cards during Q4 2015 as a result of ad hoc orders received from our customers;
•	$26.6 million recovery of expenses and 2014 implementation costs: In Q4 2014, we received approximately $26.6 million, or approximately $19.1 million, net of tax, from SASSA related to the recovery of additional implementation costs incurred during the beneficiary re-registration process in fiscal 2012 and 2013; and
•	Fair value charge resulting from issue of equity instruments pursuant to BEE transactions: The fair value non- cash charge of $11.3 million related to our BEE transactions adversely impacted our reported results during Q4 2014.

Comments and Outlook

“I am thrilled with our 2015 performance as we were able to execute on our strategy extremely well. The continued local and international interest we receive as a result of our proven ability to implement state of the art, functional and robust solutions that allow for the financial inclusion of all citizens, as well as our card and mobile centric solutions that can be provided individually or in unison, provides us with a bespoke end-to-end financial technology solution relevant to both developed and developing world economies,” said Dr. Belamant, Chairman and CEO. “Our ZAZOO initiative is gaining momentum as demonstrated by its financial performance, and its latest agreements with companies such as Uber, Microsoft, and BitX and our investment in T24. ZAZOO’s pipeline has numerous other deals and it is well positioned to grow exponentially over a short period of time. We also believe that our entry into Nigeria via our investment in One Credit provides us the opportunity to deploy our entire solution in this vast, under-penetrated and profitable economy,” he concluded.

“Our financial and operating performance, including the increased investment in our newer growth and international initiatives, continues to track the strategic developments in our business,” said Herman Kotzé, Chief Financial Officer of Net1. “We expect to sustain the momentum in our business and continue our product, client and geographic diversification, and for fiscal 2016 anticipate our fundamental earnings per share to be at least $2.57, assuming an updated constant currency base of ZAR11.43/ $1 and a share count of 46.7 million shares,” he concluded.

Results of Operations by Segment and Liquidity

Our operating metrics will be updated and posted on our website (www.net1.com).

South African transaction processing

Segment revenue was $59.8 million in Q4 2015, down 32% compared with Q4 2014 in USD and down 22% on a constant currency basis. In ZAR, revenue increased 12% in fiscal 2015 compared to fiscal 2014 (after excluding the impact of the recovery in fiscal 2014 of implementation costs related to our SASSA contract). The increase in segment revenues, exclusive of such recovery, was primarily due to more low-margin transaction fees generated from beneficiaries using the South African National Payment System and more inter-segment transaction processing activities. In addition, revenue from the distribution of social welfare grants grew modestly during the year and was in-line with the increase in unique welfare cardholder recipients, net of removal of invalid and fraudulent beneficiaries, offset by the loss of MediKredit revenue as a result of the sale of that business.

Segment operating income margin was 19% and 44%, respectively, and decreased primarily due to the recovery of SASSA implementation costs in 2014. Segment operating income margin excluding the recovery of implementation costs was 20% for Q4 2014.

International transaction processing

Segment revenue was $42.6 million in Q4 2015, up 1% compared with Q4 2014 in USD and 17% on a constant currency basis. Revenue increased primarily due to increased transaction processing activities in South Korea during Q4 2015. Operating income during the year to date fiscal 2015 was higher due to increase in revenue contribution from KSNET, but partially offset by ZAZOO start-up costs in the UK and India. Segment operating income margin in Q4 2015 and Q4 2014 was 17% and 16%, respectively.

Financial inclusion and applied technologies

Segment revenue was $73.0 million in Q4 2015, up 14% compared with Q4 2014 in USD and 32% on a constant currency basis. Financial inclusion and applied technologies revenue and operating income increased primarily due to higher prepaid airtime sales driven by the rollout of our prepaid airtime product, an increase in the number of UEPS-based loans as we rolled out our product nationally, more ad hoc terminal and card sales and, in ZAR, an increase in intersegment revenues. Smart Life did not contribute to operating income in fiscal 2015 and 2014 due to the FSB suspension of its license. Smart Life resumed operating activities in early fiscal 2016, following the upliftment of suspension of its license by the FSB. Segment operating income margin was 27% and 28%, respectively, and decreased primarily as a result of more low-margin prepaid airtime and hardware sales.

Corporate/eliminations

The decrease in our corporate expenses in Q4 2015 resulted primarily from the non-cash charge related to the equity instruments issued pursuant to our BEE transactions in Q4 2014 and lower US government investigation and US lawsuit expenses, partially offset by increases in general corporate audit fees, executive emoluments and other corporate head office-related expenses.

Cash flow and liquidity

At June 30, 2015, we had cash and cash equivalents of $117.6 million, up from $58.7 million at June 30, 2014. The increase in our cash balances from June 30, 2014, was primarily due to the expansion of all of our core businesses, and to a lesser extent, to the cash conservation resulting from the sale of loss-incurring businesses, offset by provisional tax payments, investments, capital expenditures and the scheduled Korean debt repayment in October 2014.

Excluding the impact of interest received, interest paid under our Korean debt and taxes, the increase in cash from operating activities resulted from improved trading activity during fiscal 2015. During fiscal 2015, we paid interest of $3.6 million under our South Korean debt facility. Capital expenditures for Q4 2015 and 2014 were $11.6 million and $6.6 million, respectively, and have increased primarily due to the acquisition of more payment processing terminals in South Korea and ATMs in South Africa.

Use of Non-GAAP Measures

US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

Fundamental net income and fundamental earnings per share

Fundamental net income and earnings per share is GAAP net income and earnings per share adjusted for (1) the amortization of acquisition-related intangible assets (net of deferred taxes), (2) stock-based compensation charges and (3) unusual non-recurring items, including the amortization of KSNET debt facility fees and US government investigations-related and US lawsuit expenses; as well as in fiscal 2015, a refund (net of taxes) related to Korean industry-wide litigation that has now been finalized and in fiscal 2014, the equity instruments charged related to our December 2014 BEE transactions, transaction-related costs and the net loss on deconsolidation of subsidiaries and business, net of tax.

Fundamental net income excluding SASSA recovery and fundamental earnings per share excluding SASSA recovery is Fundamental net income and earnings per share less the recovery received from SASSA in 2014 of $19.2 million, after taxes.

Management believes that the fundamental net income and earnings per share, as well as the fundamental net income and earnings per share excluding SASSA recovery, metrics enhances its own evaluation, as well as an investor’s understanding, of our financial performance.

Attachment B presents the reconciliation between GAAP net income and earnings per share, basic, to fundamental net income and earnings per share, basic and to fundamental net income and earnings per share, basic excluding recovery from SASSA.

Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

HEPS basic and diluted is calculated as GAAP net income adjusted for the profit on sale of property, plant and equipment, and, in fiscal 2014, the net loss on deconsolidation of subsidiaries and asset group, net of related tax effects. Attachment C presents the reconciliation between our net income used to calculate earnings per share basic and diluted and HEPS basic and diluted and the calculation of the denominator for headline diluted earnings per share.

Conference Call

We will host a conference call to review Q4 2015 results on August 21, 2015, at 8:00 Eastern Time. To participate in the call, dial 1-855-481-5362 (US and Canada), 0808-162-4061 (U.K. only) or 0-800-200-648 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through September 13, 2015.

Fiscal 2016 earnings call dates

We expect to host quarterly conference calls to review our fiscal 2016 quarterly results in accordance with the schedule provided in the table below:

Conference call to review quarter ended:	Tentative date
September 30, 2015 (Q1, 2016)	November 6, 2015
December 31, 2015 (Q2, 2016)	February 5, 2016
March 31, 2016 (Q3, 2016)	May 6, 2016
June 30, 2016 (Q4, 2016)	August 26, 2016

The dates provided above are tentative and we will confirm the final dates and dial-in details closer to the quarterly conference call date.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries. The Company intends to deploy its varied mobile solutions through its ZAZOO business unit, which is an aggregation of innovative technology companies and is based in the United Kingdom.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1 917-767-6722
Email: dchopra@net1.com

NET 1 UEPS TECHNOLOGIES, INC.
Consolidated Statements of Operations

	Unaudited		(A)
	Three months ended		Year ended
	June 30,		June 30,
	2015	2014	2015	2014
	(In thousands, except per share data)		(In thousands, except per share data)
REVENUE	$164,286	$182,753	$625,979	$581,656
EXPENSE
Cost of goods sold, IT processing, servicing and support	80,582	72,641	297,856	260,232
Selling, general and administration	40,797	46,156	158,919	168,072
Equity instruments issued pursuant to BEE transactions	-	11,268	-	11,268
Depreciation and amortization	10,294	10,041	40,685	40,286
OPERATING INCOME	32,613	42,647	128,519	101,798
INTEREST INCOME	4,467	4,824	16,355	14,817
INTEREST EXPENSE	1,096	1,761	4,456	7,473
INCOME BEFORE INCOME TAX EXPENSE	35,984	45,710	140,418	109,142
INCOME TAX EXPENSE	11,980	17,260	44,136	39,379
NET INCOME BEFORE EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	24,004	28,450	96,282	69,763
EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	219	96	452	298
NET INCOME	24,223	28,546	96,734	70,061
LESS (ADD): NET INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	309	(38)	1,999	(50)
NET INCOME ATTRIBUTABLE TO NET1	$23,914	$28,584	$94,735	$70,111
Net income per share, in United States dollars
Basic earnings attributable to Net1 shareholders	$0.51	$0.59	$2.03	$1.51
Diluted earnings attributable to Net1 shareholders	$0.51	$0.59	$2.02	$1.50

(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Consolidated Balance Sheets

	(A)	(A)
	June 30,	June 30,
	2015	2014
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$117,583	$58,672
Pre-funded social welfare grants receivable	2,306	4,809
Accounts receivable, net of allowances	148,768	148,067
Finance loans receivable, net of allowances	40,373	53,124
Inventory	12,979	10,785
Deferred income taxes	7,298	7,451
Total current assets before settlement assets	329,307	282,908
Settlement assets	661,916	725,987
Total current assets	991,223	1,008,895
PROPERTY, PLANT AND EQUIPMENT, net	52,320	47,797
EQUITY-ACCOUNTED INVESTMENTS	14,329	878
GOODWILL	166,437	186,576
INTANGIBLE ASSETS, net	47,124	68,514
OTHER LONG-TERM ASSETS, including reinsurance assets	14,997	38,285
TOTAL ASSETS	1,286,430	1,350,945
LIABILITIES
CURRENT LIABILITIES
Accounts payable	21,453	17,101
Other payables	45,595	42,257
Current portion of long-term borrowings	8,863	14,789
Income taxes payable	6,287	7,676
Total current liabilities before settlement obligations	82,198	81,823
Settlement obligations	661,916	725,987
Total current liabilities	744,114	807,810
DEFERRED INCOME TAXES	10,564	15,522
LONG-TERM BORROWINGS	50,762	62,388
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities	2,205	23,477
TOTAL LIABILITIES	807,645	909,197
COMMITMENTS AND CONTINGENCIES
EQUITY
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury - 2015:46,679,565; 2014: 47,819,299	64	63
PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury: 2015: -; 2014: -	-	-
ADDITIONAL PAID-IN-CAPITAL	213,896	202,401
TREASURY SHARES, AT COST: 2015: 18,057,228; 2014: 15,883,212	(214,520)	(200,681)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(139,181)	(82,741)
RETAINED EARNINGS	617,868	522,729
TOTAL NET1 EQUITY	478,127	441,771
NON-CONTROLLING INTEREST	658	(23)
TOTAL EQUITY	478,785	441,748
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,286,430	$1,350,945

(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Consolidated Statements of Cash Flows

	Unaudited		A
	Three months ended		Year ended
	June 30,		June 30,
	2015	2014	2015	2014
	(In thousands)		(In thousands)
Cash flows from operating activities
Net income	$24,223	$28,546	$96,734	$70,061
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,294	10,041	40,685	40,286
Earnings from equity-accounted investments	(219)	(96)	(452)	(298)
Fair value adjustment	518	(104)	248	(55)
Interest payable	7	404	1,283	2,100
Facility fee amortized	38	81	208	738
Profit on disposal of property, plant and equipment	(1)	(392)	(296)	(434)
Profit on deconsolidation of subsidiaries and business	-	55	-	55
Stock compensation charge, net of forfeitures	513	898	3,195	3,718
Fair value of BEE equity instruments granted	-	11,268	-	11,268
(Increase) Decrease in accounts and finance loans receivable, and pre-funded grants receivable	(4,135)	(33,926)	1,399	(101,447)
(Increase) Decrease in inventory	(1,075)	(199)	(3,846)	780
Increase (Decrease) in accounts payable and other payables	6,804	23,566	(850)	12,671
(Decrease) Increase in taxes payable	(3,507)	(3,908)	606	5,523
Decrease in deferred taxes	(1,631)	(4,802)	(3,656)	(7,821)
Net cash provided by operating activities	31,829	31,432	135,258	37,145

Cash flows from investing activities
Capital expenditures	(11,614)	(6,597)	(36,436)	(23,906)
Proceeds from disposal of property, plant and equipment	80	866	857	2,990
Net cash outflow from sale of MediKredit	-	(669)	-	(669)
Proceeds from sale of business	-	186	1,895	186
(Acquisition of equity of)/ capital reduction/ repayment of loan by equity-accounted investment	(13,200)	564	(13,200)	539
Other investing activities, net	-	-	(29)	570
Net change in settlement assets	(22,853)	20,059	(12,570)	(1,350)
Net cash (used in) provided by investing activities	(47,587)	14,409	(59,483)	(21,640)

Cash flows from financing activities
Repayment of long-term borrowings	-	-	(14,128)	(87,008)
Long-term borrowings obtained	789	1,044	3,765	73,677
Acquisition of treasury stock	-	-	(9,151)	-
Sale of equity to non-controlling interest	-	-	1,407	-
Dividends paid to non-controlling interest	-	-	(1,024)	-
Proceeds from issue of common stock	265	110	2,045	198
Payment of facility fee	-	-	-	(872)
Proceeds from bank overdraft	-	-	-	24,580
Repayment of bank overdraft	-	-	-	(23,335)
Acquisition of interests in KSNET	-	-	-	(1,968)
Net change in settlement obligations	22,853	(20,059)	12,570	1,350
Net cash provided by (used in) financing activities	23,907	(18,905)	(4,516)	(13,378)

Effect of exchange rate changes on cash	(1,568)	861	(12,348)	2,880
Net increase in cash and cash equivalents	6,581	27,797	58,911	5,007
Cash and cash equivalents – beginning of year	111,002	30,875	58,672	53,665
Cash and cash equivalents at end of year	$117,583	$58,672	$117,583	$58,672

(A) – Derived from audited financial statements

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating income and operating margin:

Three months ended June 30, 2015 and 2014 and March 31, 2015

								Change – constant
				Change - actual				exchange rate(1)
				Q4 ‘15		Q4 ‘15		Q4 ‘15		Q4 ‘15
				vs		vs		vs		vs
Key segmental data, in $ ’000,	Q4 ‘15	Q4 ‘14	Q3 ‘15	Q4‘14		Q3 ‘15		Q4‘14		Q3 ‘15
Revenue:
South African transaction processing	$59,774	$88,265	$57,999	(32%	)	3%		(22%	)	6%
International transaction processing	42,573	42,201	38,311	1%		11%		17%		14%
Financial inclusion and applied technologies	73,042	64,093	66,830	14%		9%		32%		12%
Subtotal: Operating segments	175,389	194,559	163,140	(10%	)	8%		4%		10%
Intersegment eliminations	(11,103)	(11,806)	(12,019)	(6%	)	(8%	)	9%		(5%	)
Consolidated revenue	$164,286	$182,753	$151,121	(10%	)	9%		4%		12%

Operating income (loss):
South African transaction processing	$11,268	$38,675	$13,218	(71%	)	(15%	)	(66%	)	(13%	)
International transaction processing	7,134	6,647	6,579	7%		8%		24%		11%
Financial inclusion and applied technologies	19,385	18,126	17,906	7%		8%		24%		11%
Subtotal: Operating segments	37,787	63,448	37,703	(40%	)	0%		(31%	)	3%
Corporate/Eliminations	(5,174)	(20,801)	(5,737)	(75%	)	(10%	)	(71%	)	(7%	)
Consolidated operating income	$32,613	$42,647	$31,966	(24%	)	2%		(12%	)	5%

Operating income margin (%)
South African transaction processing	19%	44%	23%
International transaction processing	17%	16%	17%
Financial inclusion and applied technologies	27%	28%	27%
Consolidated operating margin	20%	23%	21%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the fourth quarter of fiscal 2015 also prevailed during the fourth quarter of fiscal 2014 and the third quarter of fiscal 2015.

Year ended June 30, 2015 and 2014

					Change –
					constant
			Change -		exchange
			actual		rate(1)
			F2015		F2015
			vs		vs
Key segmental data, in ’000, except margins	F2015	F2014	F2015		F2015
Revenue:
South African transaction processing	236,452	261,577	(10%	)	(1%	)
International transaction processing	164,554	152,725	8%		18%
Financial inclusion and applied technologies	272,600	207,595	31%		44%
Subtotal: Operating segments	673,606	621,897	8%		19%
Intersegment eliminations	(47,627)	(40,241)	18%		30%
Consolidated revenue	625,979	581,656	8%		18%

Operating income (loss):
South African transaction processing	51,008	61,401	(17%	)	(9%	)
International transaction processing	26,805	21,952	22%		34%
Financial inclusion and applied technologies	72,725	60,685	20%		32%
Subtotal: Operating segments	150,538	144,038	5%		15%
Corporate/Eliminations	(22,019)	(42,240)	(48%	)	(43%	)
Consolidated operating income	128,519	101,798	26%		39%

Operating income margin (%)
South African transaction processing	22%	23%
International transaction processing	16%	14%
Financial inclusion and applied technologies	27%	29%
Overall operating margin	21%	18%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during fiscal 2015 also prevailed during fiscal 2014.

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net income and earnings per share, basic, to fundamental net income and earnings per share, basic and to fundamental net income and earnings per share, basic excluding recovery from SASSA:

Three months ended June 30, 2015 and 2014

			EPS,				EPS,
	Net income		basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2015	2014	2015	2014	2015	2014	2015	2014

GAAP	23,914	28,584	0.51	0.59	288,035	297,897	6.18	6.12

Intangible asset amortization, net .	2,751	2,960			33,131	30,842
Stock-based compensation charge	513	898			6,179	9,359
Facility fees for KSNET debt	38	79			458	823
US government investigations- related and US lawsuit expenses	17	53			205	552
BEE equity instruments charge	-	11,268			-	118,740
Net loss on deconsolidation of subsidiaries and business, net of tax	-	443			-	4,617
Transaction-related costs	-	77			-	802
Fundamental	27,233	44,362	0.58	0.91	328,008	463,632	7.04	9.52
Recovery from SASSA, net of tax .	-	19,177			-	199,861
Fundamental excluding recovery from SASSA, net of tax	27,233	25,185	0.58	0.52	328,008	263,771	7.04	5.42

Year ended June 30, 2015 and 2014

							EPS,
	Net income		EPS, basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2015	2014	2015	2014	2015	2014	2015	2014

GAAP	94,735	70,111	2.03	1.51	1,082,584	728,916	23.17	15.68

Intangible asset amortization, net .	11,263	12,490			128,708	129,846
Stock-based compensation charge	3,195	3,718			36,511	38,655
Refund for KSNET litigation	(1,354)	-			(15,473)	-
Facility fees for KSNET debt	208	657			2,377	6,831
US government investigations- related and US lawsuit expenses	158	2,579			1,806	26,813
BEE equity instruments charge	-	11,268			-	118,740
Net loss on deconsolidation of subsidiaries and business, net of tax	-	443			-	4,606
Transaction-related costs	-	77			-	806
Fundamental	108,205	101,343	2.32	2.18	1,236,513	1,055,213	26.46	22.70
Recovery from SASSA, net of tax .	-	19,177			-	199,861
Fundamental excluding recovery from SASSA, net of tax	108,205	82,166	2.32	1.77	1,236,513	855,352	26.46	18.40

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended June 30, 2015 and 2014

	2015	2014

Net income (USD’000)	23,914	28,584
Adjustments:
Profit on sale of property, plant and equipment	(1)	(392)
Loss on deconsolidation of subsidiaries and business	-	55
Tax effects on above	-	(287)
Net income used to calculate headline earnings (USD’000)	23,913	27,960
Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	46,620	48,695
Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	46,944	48,855
Headline earnings per share:
Basic, in USD	0.51	0.57
Diluted, in USD	0.51	0.57

Year ended June 30, 2015 and 2014

	2015	2014

Net income (USD’000)	94,735	70,111
Adjustments:
Profit on sale of property, plant and equipment	(296)	(434)
Loss on deconsolidation of subsidiaries and business	-	55
Tax effects on above	83	(276)
Net income used to calculate headline earnings (USD’000)	94,522	69,456
Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	46,733	46,484
Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	46,913	46,603
Headline earnings per share:
Basic, in USD	2.02	1.49
Diluted, in USD	2.01	1.49

Calculation of the denominator for headline diluted earnings per share

	Q4 ‘15	Q4 ‘14	F2015	F2014

Basic weighted-average common shares outstanding and unvested restricted shares expected to vest under GAAP	46,620	48,695	46,733	46,484
Effect of dilutive securities under GAAP	324	160	180	119
Denominator for headline diluted earnings per share	46,944	48,855	46,913	46,603

Weighted average number of shares used to calculate headline earnings per share diluted represent the denominator for basic weighted-average common shares outstanding and unvested restricted shares expected to vest plus the effect of dilutive securities under GAAP. We use this number of fully-diluted shares outstanding to calculate headline earnings per share diluted because we do not use the two-class method to calculate headline earnings per share diluted.